Exhibit 99

Piper Jaffray Companies
800 Nicollet Mall, Minneapolis, MN 55402-7020

C O N T A C T
Pamela Steensland
pamela.k.steensland@pjc.com
Tel: 612 303-8185

F O R  I M M E D I A T E  R E L E A S E

Piper Jaffray Companies Elects Debbra L. Schoneman

and Thomas S. Schreier Jr. to Board of Directors

Piper Jaffray president and former Nuveen Asset Management
chairman will join Piper Jaffray’s board

MINNEAPOLIS, September 14, 2018 — Piper Jaffray Companies (NYSE: PJC), a leading investment bank and asset management firm, announced that Debbra L. Schoneman and Thomas S. Schreier Jr. have joined its board of directors. Schoneman’s election became effective on September 12, and Schreier’s election became effective today.

Schoneman has been president of Piper Jaffray Companies since January 2018, and previously held various senior management positions, including its global head of equities, chief financial officer, treasurer, and finance director of both equity and fixed income capital markets.

Schreier was most recently vice chairman of Nuveen Investments, Inc., and chairman of its largest investment adviser, Nuveen Asset Management. Under Schreier, Nuveen Asset Management’s assets under management eventually grew to $231 billion in 2014, when Nuveen Investments, Inc. was acquired by a strategic buyer, TIAA. Schreier served as CEO of FAF Advisors from 2000 to 2010 until its acquisition by Nuveen Investments, Inc. Earlier in his career, Schreier was a senior managing director and head of equity research at Piper Jaffray from 1998 to 2000.

“Deb’s and Tom’s experience will be valuable to us as we continue to grow and drive value creation for shareholders,” said Piper Jaffray Companies chief executive officer Chad Abraham.

“Both Deb and Tom bring deep leadership experience and insight into the investment banking and financial services industries that they have gained over their careers,” added Piper Jaffray Companies chairman Andrew Duff. “We very much welcome Deb and Tom to the board.”

Schoneman earned a bachelor’s degree in finance from Minnesota State University Mankato and a Master of Business Administration degree from the University of St. Thomas.

Schreier earned a bachelor’s degree in economics and German from the University of Notre Dame and a Master of Business Administration degree from Harvard University.

Piper Jaffray Companies (NYSE: PJC) is a leading investment bank and asset management firm. Securities brokerage and investment banking services are offered in the U.S. through Piper Jaffray & Co., member SIPC and FINRA; in Europe through Piper Jaffray Ltd., authorized and regulated by the U.K. Financial Conduct Authority; and in Hong Kong through Piper Jaffray Hong Kong Limited, authorized and regulated by the Securities and Futures Commission. Asset management products and services are offered through five separate investment advisory affiliates—U.S. Securities and Exchange Commission (SEC) registered Advisory Research, Inc., Piper Jaffray Investment Management LLC, PJC Capital Partners LLC and Piper Jaffray &

Co., and Guernsey-based Parallel General Partners Limited, authorized and regulated by the Guernsey Financial Services Commission.

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© 2018 Piper Jaffray Companies, 800 Nicollet Mall, Suite 1000, Minneapolis, Minnesota 55402-7036

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